Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:
Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Jeff Richardson, Richardson & Associates, 805-491-8313

Inovio Announces $30 Million Registered Direct Offering

SAN DIEGO, CA – July 30, 2009 – Inovio Biomedical Corporation (NYSE AMEX: INO) (“Inovio”), a leader in DNA vaccine design, development and delivery, announced today that it has received commitments from institutional investors to purchase $30 million of securities in a registered direct offering. Inovio expects to receive net proceeds of approximately $28.5 million after deducting placement agent fees and other offering expenses. Under the terms of a Securities Purchase Agreement, Inovio will sell an aggregate of 11,111,110 shares of its common stock and warrants to purchase up to 2,777,776 additional shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase approximately 0.25 of a share of common stock, will be sold for a purchase price of $2.70.

The warrants to purchase additional shares will be exercisable at an exercise price of $3.50 per share beginning six months after issuance and will expire six months from the date they are first exercisable. All of the securities were offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used for general corporate purposes. Closing of this transaction is subject to the satisfaction of customary conditions

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq: RODM - News), acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting Inovio Biomedical Corporation, 11494 Sorrento Valley Road, San Diego, CA 92121. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Inovio Biomedical Corporation

Inovio Biomedical is engaged in the design, development, and delivery of a new generation of vaccines, called DNA vaccines, focused on cancers and infectious diseases. The company’s SynCon™ technology enables the design of DNA-based vaccines capable of providing cross-protection against new, unmatched strains of pathogens such as influenza. Inovio’s proprietary electroporation-based DNA vaccine delivery technology has been shown by initial human data to safely and significantly increase gene expression and immune responses. Inovio’s clinical programs include HPV/cervical cancer (therapeutic) and HIV vaccines. An IND has been filed for an avian influenza vaccine. Inovio is developing its universal and avian influenza vaccines in collaboration with scientists from the University of Pennsylvania and the National Microbiology Laboratory of the Public Health Agency of Canada. Other partners and collaborators include Merck, Tripep, University of Southampton, University of Pennsylvania, and HIV Vaccines Trial Network. Inovio’s product candidates and technologies are protected by an extensive global intellectual property portfolio. More information is available at www.inovio.com.

11494 Sorrento Valley Road • San Diego, California 92121-1318

Telephone: (858) 597-6006 • Fax: (858) 597-0451 • Email: investor.relations@inovio.com

This press release contains certain forward-looking statements relating to our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in clinical trials and product development programs including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the combined company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the companies’ combined technology by potential corporate or other partners or collaborators, capital market conditions, our ability to successfully integrate Inovio and VGX Pharmaceuticals, the impact of government healthcare proposals, our ability to maintain listing of our common stock under the rules and regulations of the NYSE Amex and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, our Form 10-Q for the three months ended March 31, 2009, and other regulatory filings from time to time, including our current report on Form 8-K reporting the closing of the merger transaction with VGX Pharmaceuticals, Inc. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.